Exhibit 23

The Board of Directors
JLG Industries, Inc.
McConnellsburg, PA 17233

      We consent to the incorporation by reference in the Registration Statements on on Form S-3, No. 333-110793, Form S-4, No. 333-99217 and No. 333-107468 and Form S-8, No. 33-60366, No. 33-61333, No. 33-75746, No.
333-71428, No. 333-71430, No. 333-71432 and No. 333-110798 of our report dated
September 12, 2003, except for Note 2 as to which the date is September 23, 2003 and Note 24 as to which date is March 11, 2004, relating to the amended audited consolidated financial statements of JLG Industries, Inc. included in the Annual Report (Form 10-K/A) for the year ended July 31, 2003.


                                            /s/ Ernst & Young LLP

Baltimore, Maryland
March 11, 2004